EXHIBIT 10.2














                            ASSET PURCHASE AGREEMENT




                                  By and among



                            BORDEN FOODS CORPORATION



                              BFC INVESTMENTS, L.P.



                       BF FOODS INTERNATIONAL CORPORATION



                                       and




                         AMERICAN ITALIAN PASTA COMPANY






                            Dated as of June 1, 2001









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                                TABLE OF CONTENTS

                                                                          Page


ARTICLE I SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.......................1

      1.1.   Sale of Assets..................................................1
      1.2.   Assets..........................................................2
      1.3.   Excluded Assets.................................................3
      1.4.   Assumed Liabilities.............................................3
      1.5.   Excluded Liabilities............................................4

ARTICLE II PURCHASE PRICE....................................................4

      2.1.   Purchase Price..................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BFC............................7

      3.1.   Due Organization................................................7
      3.2.   Authorization and Validity of Agreement.........................7
      3.3.   No Conflicts....................................................7
      3.4.   Legal Proceedings...............................................8
      3.5.   Trademark Rights................................................8
      3.6.   No Other Material Intellectual Property.........................8
      3.7.   Books and Records...............................................8
      3.8.   Finders; Brokers................................................9
      3.9.   Closing Date Inventory..........................................9
      3.10.   No Liens on Assets.............................................9
      3.11.   Customers......................................................9
      3.12.   Preparation of 2001 Annual Business Plan.......................9
      3.13.   Contracts......................................................9
      3.14.   Securities Act Matters........................................10
      3.15.   No Other Representations or Warranties........................10
      3.16.   Survival of Representations and Warranties....................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................10

      4.1.   Due Organization and Power of Buyer............................10
      4.2.   Authorization and Validity of Agreement........................11
      4.3.   No Conflict....................................................11
      4.4.   Finders; Brokers...............................................11
      4.5.   Financial Capacity.............................................11
      4.6.   Capitalization.................................................11

      4.7.   Buyer Common Stock.............................................12
      4.8.   SEC Reports....................................................12
      4.9.   No Other Representations or Warranties.........................12
      4.10.   Survival of Representations and Warranties....................12

ARTICLE V COVENANTS.........................................................13

      5.1.   Access; Information and Records; Confidentiality...............13
      5.2.   Conduct of the Business Prior to the Closing Date..............13
      5.3.   Transition Arrangements........................................14
      5.4.   Direct Trade Promotions........................................14
      5.5.   Antitrust Laws.................................................15
      5.6.   Non-Solicitation...............................................15
      5.7.   Further Actions................................................16
      5.8.   Trademark License Agreements...................................16
      5.9.   Access to Records and Personnel................................16
      5.10.   Inventory.....................................................17
      5.11.   Post-Closing Identification...................................18
      5.12.   "As Is" Condition.............................................18
      5.13.   Misapplied Deductions.........................................18
      5.14.   Services Agreement............................................19
      5.15.   No Sale Negotiations..........................................19
      5.16.   Reporting Requirements........................................19
      5.17.   Financing.....................................................19

ARTICLE VI CONDITIONS.......................................................19

      6.1.   Conditions Precedent to Obligations of Buyer and the
              Sellers.......................................................19
      6.2.   Conditions Precedent to Obligation of the Sellers..............20
      6.3.   Conditions Precedent to Obligation of Buyer....................21

ARTICLE VII CLOSING.........................................................22

      7.1.   Closing Date...................................................22
      7.2.   Buyer Deliveries...............................................22
      7.3.   Seller Deliveries..............................................22

ARTICLE VIII INDEMNIFICATION................................................22

      8.1.   Indemnification by the Sellers.................................22
      8.2.   Indemnification by Buyer.......................................23
      8.3.   Indemnification Calculations...................................24

ARTICLE IX TERMINATION......................................................25

      9.1.   Termination Events.............................................25
      9.2.   Effect of Termination..........................................25

ARTICLE X ALTERNATIVE DISPUTE RESOLUTION....................................26

      10.1.   Alternative Dispute Resolution................................26

ARTICLE XI MISCELLANEOUS AGREEMENTS OF THE PARTIES..........................26

      11.1.   Notices.......................................................26
      11.2.   Bulk Transfers................................................27
      11.3.   Transaction Taxes.............................................27
      11.4.   Further Assurances; Asset Returns.............................27
      11.5.   Other Covenants...............................................28
      11.6.   Expenses......................................................28
      11.7.   Entire Agreement..............................................28
      11.8.   No Third Party Beneficiaries..................................28
      11.9.   Possible Adjustment to Purchase Price.........................28
      11.10.   Assignability................................................29
      11.11.   Amendment and Modification; Waiver...........................29
      11.12.   Public Announcements.........................................29
      11.13.   Schedules and Exhibits.......................................30
      11.14.   Section Headings; Table of Contents..........................30
      11.15.   Severability.................................................30
      11.16.   Counterparts.................................................30
      11.17.   Enforcement..................................................30
      11.18.   Governing Law................................................30
      11.19.   Certain Definitions..........................................30

                                    Exhibits


EXHIBIT A   ......- Cost of Inventory

EXHIBIT B   ......- Terms and Provisions Relating to Stock Consideration

EXHIBIT C-1 ......- Form of Borden Trademark License Agreement

EXHIBIT C-2 ......- Form of R&F Trademark License Agreement

EXHIBIT C-3 ......- Form of Mrs. Grass Trademark License Agreement

EXHIBIT C-4 ......- Form of Ancillary Trademark License Agreement

EXHIBIT D-1 ......- Form of Contract Packaging Agreement

EXHIBIT D-2 ......- Form of Whole Wheat Packaging Agreement

EXHIBIT E   ......- Form of Services Agreement

EXHIBIT F   ......- Form of Assumption Agreement

EXHIBIT G   ......- Form of Bill of Sale Agreement

EXHIBIT H   ......- Form of Intangible Property Assignment

                                    SCHEDULES


Schedule 1.2(a)(i)(A)         Books and Records
Schedule 1.2(a)(ii)(A)        Brand Contracts
Schedule 1.2(a)(ii)(B)        General Contracts
Schedule 1.2(b)               BFC Investments Assets
Schedule 1.2(c)               BFIC Assets
Schedule 1.4(iii)             Open Purchase Orders
Schedule 1.4(iv)              Trade Promotion Obligations and Liabilities
Schedule 2.1(c)(ii)           List of Warehouses
Schedule 2.1(e)               Allocation of Purchase Price
Schedule 3.3                  Exceptions to No Conflicts
Schedule 3.4                  Legal Proceedings
Schedule 3.5(a)(i)            Trademark Rights
Schedule 3.5(a)(ii)           Exceptions to Trademark Rights
Schedule 3.7                  DCPDA Statement for Each Brand and Inventory
                              Statement
Schedule 3.11                 Customers
Schedule 5.2                  Conduct of Business
Schedule 11.19                Pasta Pounds

                             Index of Defined Terms







1060 Forms.........................7
affiliate.........................33
Agreement..........................1
Ancillary Trademark License
 Agreement........................18
Antitrust Division................16
Antitrust Improvements Act.........8
Assets.............................2
Assumed Liabilities................3
Assumption Agreement..............22
Average Buyer Price................7
BFC................................1
BFC Assets.........................1
BFC Investments....................1
BFC Investments Assets.............2
BFC Investments Purchase Price.....4
BFC Investments Trademark Rights...3
BFC Purchase Price.................4
BFIC...............................1
BFIC Assets........................2
BFIC Purchase Price................4
BFIC Trademark Rights..............3
Books and Records..................2
Borden............................17
Borden Mark.......................33
Borden Trademark License Agreement17
Brand Contracts....................2
Brands.............................1
Business...........................1
Buyer..............................1
Buyer Losses......................24
Buyer's Inventory Estimate.........5
Closing...........................24
Closing Date......................24
Closing Date Inventory.............2
Closing Date Inventory Estimate....5
Code...............................7
Common Stock......................12
Contract Packaging Agreement......19
Contracts..........................2
Covered Product Recalls...........33
Customer Lists....................34
DPCDA.............................34
DPCDA Statement....................9
Excluded Assets....................3

Excluded Liabilities...............4
Facilities.........................5
Final Closing Date Inventory.......6
Final Closing Date Promotion
 Liability.........................6
Finished Goods Inventory...........2
FTC...............................16
General Contracts..................2
Governmental Authority............34
Indemnity Claim...................26
Inventory..........................2
Inventory Cutoff...................5
Inventory Statement................9
Losses............................25
Material Adverse Change...........13
Material Adverse Effect............8
Materially Reduced................10
Misapplied Deductions.............34
Mrs. Grass Trademark License
 Agreement........................18
Neutral Auditor....................6
NYSE...............................7
Permitted Liens...................34
person............................34
Potential Transaction.............20
Purchase...........................1
Purchase Price.....................5
R&F Trademark License Agreement...17
Relevant Transferee...............34
Required Consents.................21
SEC...............................12
SEC Reports.......................13
Sellers............................1
Sellers Losses....................25
Sellers' Inventory Estimate........5
Services Agreement................20
Shares.............................7
Stock Consideration................7
subsidiary or subsidiaries........34
Tax Benefit.......................27
the best knowledge of.............34
the knowledge of..................34
Trademark License Agreements......18
Trademark Rights...................3
Whole Wheat Packaging Agreement...19

                            ASSET PURCHASE AGREEMENT
      ASSET PURCHASE AGREEMENT, dated as of June __, 2001 (this "Agreement"), by and among BORDEN FOODS CORPORATION, a Delaware corporation ("BFC"), BFC INVESTMENTS, L.P., a Delaware limited partnership ("BFC Investments"), BF FOODS INTERNATIONAL CORPORATION, a Delaware corporation ("BFIC") and AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation ("Buyer").


                              W I T N E S S E T H:
      WHEREAS, The Sellers are engaged, in part, in the business (hereinafter referred to as the "Business") of developing, manufacturing, marketing, distributing and selling pasta and noodles under the names set forth in Schedule 1.2(b) (hereinafter referred to as the "Brands"); and
      WHEREAS, Buyer desires to purchase from BFC, BFC Investments and BFIC (collectively, the "Sellers") and Sellers desire to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain of the assets (subject to certain liabilities) of the Sellers related to the Business (the "Purchase").

      NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                 SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     1.1 Sale of Assets. (a) Sale of BFC Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Sellers (other than BFC Investments and BFIC) shall sell, assign, transfer, convey and deliver to Buyer free and clear of all liens and encumbrances (other than Permitted Liens), and Buyer shall purchase or assume, as the case may be, all of the assets, rights, properties, claims and contracts described in Section 1.2(a) hereof (collectively, the "BFC Assets"). As of the Closing, risk of loss as to the BFC Assets shall pass from such Sellers to Buyer.

     (b) Sale of BFC Investments Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, BFC Investments shall sell, assign, transfer, convey and deliver to Buyer free and clear of all liens and encumbrances (other than Permitted Liens), and Buyer shall purchase or assume, as the case may be, the assets, rights, properties, claims, and contracts set forth in Section 1.2(b) (the "BFC Investments Assets"). As of the Closing, risk of loss as to the BFC Investments Assets shall pass from BFC Investments to Buyer.

     (c) Sale of BFIC Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, BFIC shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens and encumbrances (other than Permitted

Liens) and Buyer shall purchase or assume, as the case may be, the assets, rights, properties, claims and contracts set forth in Section 1.2(c) (the "BFIC Assets"; and together with the BFC Assets and the BFC Investments Assets, the "Assets"). As of the Closing, risk of loss as to the BFIC Assets shall pass from BFIC to Buyer.

     1.2. Assets. (a) BFC Assets. The BFC Assets to be purchased by Buyer at the Closing shall include only the following:

     (i) Intangible Property.


     (A) Business Information. Subject to Section 5.9 and the terms of the Services Agreement (as defined in Section 5.14), financial books and records created since January 1, 2000 and currently used by the Sellers to the extent related to the Brands and, to the extent related to the Brands, those other books, records and additional business information currently used by the Sellers listed on Schedule 1.2(a)(i)(A), including Customer Lists (collectively, "Books and Records"); provided, however, that BFC shall be permitted to retain copies of any Books and Records delivered to Buyer and BFC shall be permitted to transfer such Books and Records to the Relevant Transferee (as defined in Section 11.18) and thereafter, each of the Buyer and the Relevant Transferee shall have a non-exclusive property right with respect to such Books and Records.

     (B) UPC Codes. All UPC Codes exclusively related to the Brands.

     (ii) Selected Contracts and Purchase Orders. (A) All agreements, contracts, contract rights, understandings, commitments and arrangements whether written or oral exclusively related to the Brands listed on Schedule 1.2(a)(ii)(A) (collectively, the "Brand Contracts"); (B) all agreements, contracts, contract rights, understandings, commitments and arrangements set forth on Schedule 1.2(a)(ii)(B) (collectively, the "General Contracts"; together with the Brand Contracts, the "Contracts") to the extent that the rights thereunder relate to the Brands and (C) any and all open purchase orders described in Section 1.4(iii).

     (iii) Inventories. The finished products (other than finished products that have been billed and are being held for customers' accounts) exclusively related to the Brands (collectively, the "Finished Goods Inventory") and all Brand-specific packaging used in connection therewith (together with the Finished Goods Inventory, the "Inventory") owned by the Sellers on the Closing Date (such Inventory, the "Closing Date Inventory")

     (b) BFC Investments Assets. The BFC Investments Assets to be purchased by Buyer at the Closing are all of BFC Investments' right, title and interest in
(i) the Brands (other than "Globe & Design") and all related trademarks, trademark registrations, trademark applications (including all documents or files pertaining thereto), trade names and trade dress, domain names and all related renewals and similar legal rights relating thereto (except to the extent containing any Borden Marks) and (ii) any and all licenses or other rights to use trademarks owned by others, in each case used exclusively in connection with the Brands and described on Schedule 1.2(b) hereto solely in the territories set forth on such Schedule (the "BFC Investments Trademark Rights");

     (c) BFIC Assets. The BFIC Assets to be purchased by Buyer at the Closing are all of BFIC's right, title and interest in (i) "Globe & Design" and all related trademarks, trademark registrations, trademark applications (including all documents or files pertaining thereto), trade names and trade dress, domain names and all related renewals and similar legal rights relating thereto (except to the extent containing any Borden Marks) and (ii) any and all licenses or other rights to use trademarks owned by others, in each case used exclusively in connection with "Globe & Design" and described on Schedule 1.2(c) hereto solely in the territories set forth on such Schedule (the "BFIC Trademark Rights"; together with the BFC Investments Trademark Rights, the "Trademark Rights").

     (d) Rights to Action. Buyer has the right to bring all actions at law or in equity after the Closing Date arising out of the infringement or violation of the BFC Investments Assets or the BFIC Assets prior to the Closing Date and to retain all damages and proceeds therefrom.

     1.3. Excluded Assets. It is expressly agreed that the Sellers will retain and Buyer will not acquire any assets other than the Assets (the "Excluded Assets").

     1.4. Assumed Liabilities. On the Closing Date and as of the Closing, Buyer assumes and agrees to pay, perform and discharge when due, the following debts, liabilities and obligations related to the Brands, arising out of or pertaining to the following (collectively, the "Assumed Liabilities"):

     (i) all debts, obligations and liabilities of or relating to the Brands or the other Assets incurred by Buyer on or after the Closing Date or which arise on account of Buyer's use of the Brands and the other Assets, and/or sale of any products manufactured and/or sold by Buyer on and after the Closing Date, including, without limitation, (x) all liabilities and obligations for commissions, fees or other payments, including expenses, due to brokers and agents for sales and orders for products relating to the Brands shipped on and after the Closing Date or any such agreements entered into after the date of this Agreement in the ordinary course of business, (y) all liabilities and obligations for non-coupon consumer promotions (including, without limitation, sweepstakes) and other consumer marketing programs related to the Brands implemented by Buyer on and after the Closing Date and (z) all liabilities and obligations for consumer coupons for products relating to the Brands issued or "dropped" by Buyer on and after the Closing Date;

     (ii) all obligations and liabilities of the Sellers under the Brand Contracts and, to the extent related to the Brands, under the General Contracts;

     (iii) all obligations and liabilities of the Sellers under the open purchase orders related to the Brands and in the amounts that are set forth on
Schedule 1.4(iii) and that have not been fulfilled as of the Closing Date and all obligations and liabilities of the Sellers on all other open purchase orders related to the Brands that are (x) of the same general type as those listed on
Schedule 1.4(iii) and (y) entered into in the ordinary course of business (whether before or after the date of this Agreement) that have not been fulfilled as of the Closing Date;

     (iv) all obligations and liabilities for Sellers' trade promotion programs (including, without limitation, slotting allowances, retailer ads, store display allowances and similar items) related to the Brands that are set forth in
Schedule 1.4(iv) and all obligations and liabilities of the Sellers on all other trade promotion programs related to the Brands that are (x) of the same general type as those listed on Schedule 1.4(iv) and (y) entered into in the ordinary course of business (whether before or after the date of this Agreement); and

     (v) all obligations and liabilities for all consumer complaints, trade complaints, written product guarantees set forth on the packaging therefor and damaged or unsalable merchandise returned or received.

     1.5. Excluded Liabilities. It is expressly agreed that the Sellers will retain and Buyer shall not assume any liabilities of the Business other than the Assumed Liabilities (the "Excluded Liabilities").

                                   ARTICLE II
                                 PURCHASE PRICE

     2.1. Purchase Price. (a) The purchase price (less the price allocated to BFC) for the BFC Investments Assets shall be $61,995,000 (the "BFC Investments Purchase Price") and the purchase price for the BFIC Assets shall be $5,000 (the "BFIC Purchase Price").

     (b) (i) The aggregate purchase price (the "BFC Purchase Price") for the BFC Assets other than the Closing Date Inventory purchased from BFC shall be $3,500,000, less the amount of the Closing Date Promotion Liability (as defined below).

     (ii) The "Closing Date Promotion Liability" shall be the amount of the liabilities represented by the trade promotion programs that Buyer is assuming pursuant to Section 1.4(iv) hereunder, such liability to be established in accordance with the same methods and practices used by Sellers in preparing the Trade Promotion Statement. The parties shall agree on the amount of the Closing Date Promotion Liability no later than five (5) days prior to Closing. In the event Sellers and Buyer cannot agree on the amount of such liability, the Closing Date Promotion Liability shall, subject to later adjustment pursuant to
Section 2.1(d), be an amount equal to the mathematical midpoint (the "Closing Date Promotion Liability Estimate") of the amount which Sellers have reasonably proposed for the Closing Date Promotion Liability and the amount which Buyer has reasonably proposed for the Closing Date Promotion Liability, and such midpoint amount shall be used as the "Closing Date Promotion Liability" for the purposes of the Closing.

     (c) (i) The aggregate purchase price for the Closing Date Inventory shall be the Cost (as determined in accordance with Exhibit A) of the Closing Date Inventory, except for Finished Goods Inventory items which are unsalable or have an expiration date less than 180 days from the Closing Date. The Cost of the Closing Date Inventory together with the BFC Purchase Price, the BFC Investments Purchase Price and the BFIC Purchase Price shall hereinafter be referred to as the "Purchase Price".

     (ii) During the weekend prior to Closing, representatives of Sellers and Buyer shall conduct a physical counting of the Inventory at the BFC production facilities in St. Louis, Missouri; Montreal, Quebec, Canada; Lethbridge, Alberta, Canada; and Albadoro, Italy (collectively, the "Facilities") and at the warehouses listed on Schedule 2.1(c)(ii) in an agreed-upon manner consistent with Sellers' past practices (the "Inventory Cutoff"). The quantities and valuation of Inventories observed and counted during such physical counting, upon being agreed to, shall constitute the Closing Date Inventory and shall be final and binding upon the parties. The Closing Date Inventory shall be established in accordance with the same methods and practices used by Sellers in preparing the Inventory Statement. The valuation of Inventories will be determined in accordance with the definition of "Cost". Buyer will date finished products produced after the Inventory Cutoff so as to allow the parties to easily identify and distinguish products made prior to and after the Inventory Cutoff.

     (iii) In the event Sellers and Buyer cannot agree during the weekend prior to the Closing upon the amount of Inventory constituting the Closing Date Inventory, the Closing Date Inventory shall, subject to later adjustment, if and to the extent required, pursuant to Section 2.1(d), be an amount equal to the mathematical midpoint (the "Closing Date Inventory Estimate") of the amount which Sellers have reasonably proposed for the Closing Date Inventory ("Sellers' Inventory Estimate") and the amount which Buyer has reasonably proposed for the Closing Date Inventory ("Buyer's Inventory Estimate") and such midpoint amount shall be used as the "Closing Date Inventory" for the purposes of the Closing.

     (d) (i) Subject to the last sentence of this paragraph, if Sellers and Buyer have not agreed upon either or both of the amount of the Closing Date Inventory or the amount of the Closing Date Promotion Liability, within five (5) days after the Closing, the determination of the actual amount of the Closing Date Inventory and/or Closing Date Promotion Liability shall be referred by BFC and Buyer to Arthur Andersen LLP or such other national independent accounting firm mutually acceptable to Buyer and BFC (the "Neutral Auditor" ). The Neutral Auditor will deliver to Buyer and BFC a written determination of the amount of the Closing Date Inventory and/or the Closing Date Promotion Liability (the "Final Closing Date Inventory" and "Final Closing Date Promotion Liability", respectively) within thirty (30) days of receipt of such referral, which determination will be final, binding and conclusive. The Final Closing Date Inventory and the Final Closing Date Promotion Liability shall be established in accordance with the same methods and practices used by Sellers in preparing the Inventory Statement and the Trade Promotion Statement, respectively. If the Final Closing Date Inventory is greater than the Closing Date Inventory Estimate, then the Purchase Price will be increased by an amount equal to the difference between the Final Closing Date Inventory and the Closing Date Inventory Estimate, and Buyer shall pay to Sellers an amount of Purchase Price equal to such difference. If the Final Closing Date Inventory is less than the Closing Date Inventory Estimate, then the Purchase Price will be decreased by an amount equal to the difference between the Final Closing Date Inventory and the Closing Date Inventory Estimate, and Sellers shall pay to Buyer an amount in cash equal to such difference. If the Final Closing Date Promotion Liability is greater than the Closing Date Promotion Liability Estimate, then the Purchase Price will be decreased by an amount equal to the difference between the Final Closing Date Promotion Liability and the Closing Date Promotion Liability Estimate, and Sellers shall pay to Buyer an amount in cash equal to such decrease. If the Final Closing Date Promotion Liability is less than the Closing Date Promotion Liability Estimate, then the Purchase Price will be increased by an amount equal to the difference between the Final Closing Date Promotion Liability and the Closing Date Promotion Liability Estimate, and Buyer shall pay to Sellers an amount in Purchase Price equal to such increase. Notwithstanding the foregoing, if the Buyers' Inventory Estimate is greater than the product of
0.98 times the Sellers' Inventory Estimate, this Section shall not apply to the determination of the Finished Goods Inventory and no adjustment shall be made.

     (ii) All payments to be made pursuant to this Section will be made on the second business day following the date on which the Neutral Auditor determines the Final Closing Date Inventory and/or Final Closing Date Promotion Liability. Any payment required to be made by Sellers or Buyer pursuant to this Section shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum publicly announced from time to time by Citibank, N.A. at its principal office in New York City, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

     (iii) All fees and expenses relating to the work to be performed by the Neutral Auditor shall be paid by the party required to pay the other party the greater amount under this Section; provided, that if no party is required to pay the other party, the fees and expenses of the Neutral Auditor shall be paid one-half by Buyer and one-half by Sellers.

     (e) Buyer and the Sellers agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Such allocation is to be agreed upon by the Buyer and Sellers within ninety (90) days after the Closing. Any such allocation shall be subject to the general allocation of the Purchase Price set forth in Sections 2.1(a) and 2.1(b) of this Agreement. Buyer and the Sellers recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. BFC and Buyer agree to act in accordance with the computations and allocations contained in Schedule 2.1(e) (including any modifications thereto reflecting any post-closing adjustments) in any relevant tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

     (f) The Purchase Price shall be payable in immediately available federal funds to such bank accounts, in the United States, as shall be designated by BFC prior to Closing; provided, that if Buyer does not have funds on hand sufficient to pay the Purchase Price, up to an amount equal to the Purchase Price minus $30 million may be payable in the form of shares Convertible Class A Common Stock, par value $.001 per share (the "Shares"), of Buyer (the "Stock Consideration"). The Stock Consideration shall be issued by Buyer to the Sellers at the Closing and shall be subject to the terms and provisions described on Exhibit B attached hereto. Each of the parties hereto agrees to execute and deliver all documents that may reasonably be necessary or desireable to give effect to the terms and provisions described in Exhibit B. The aggregate number of Shares that Buyer shall issue and deliver to the Sellers shall be equal to (x) the Purchase Price minus the amount of cash delivered by Buyer to the Sellers as part of the Purchase Price divided by (y) the Average Buyer Price. The "Average Buyer Price" means the average of the daily closing prices of the Shares as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the twenty consecutive New York Stock Exchange (the "NYSE") full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the second trading day prior to the date hereof.


                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BFC

      BFC represents and warrants on behalf of itself and on behalf of the other Sellers to Buyer as follows:

     3.1. Due Organization. Each of the Sellers (other than BFC Investments) is duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and BFC Investments is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Sellers has all requisite power and authority to own the Assets and enter into this Agreement and to perform its obligations hereunder.

     3.2. Authorization and Validity of Agreement. The execution, delivery and performance by BFC and the other Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all necessary action on the part of BFC and the other Sellers, and no other action on the part of the Sellers is necessary for the execution, delivery and performance by BFC and the other Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby. This Agreement has been duly executed and delivered by BFC and the other Sellers and is a legal, valid and binding obligation of BFC and the other Sellers, enforceable against BFC and the other Sellers in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

     3.3. No Conflicts. (a) Except as set forth on Schedule 3.3 hereto, except as specifically contemplated in this Agreement and except as would not have a material adverse effect on the value of the Brands (a "Material Adverse Effect"), the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to the Sellers; (ii) will not require any permit from or any consent or approval of, or filing with or notice to, any Governmental Authority (as defined below) under any provision of law applicable to the Sellers, except for the requirements of the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), and except for any consent, approval, filing or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer; (iii) will not violate any provision of the organizational documents of the Sellers; and (iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Sellers under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which any such Seller is a party or by which it, or any of its assets are bound. No permit from any Governmental Authority is required for Sellers to sell the pasta and noodles under the Brands in a manner consistent with Sellers' past practice

     3.4. Legal Proceedings. Except as set forth on Schedule 3.4 and except as would not, individually or in the aggregate, have a Material Adverse Effect:

     (a) there are no actions, suits, claims, demands, investigations, complaints, proceedings or orders pending or (to the knowledge of Sellers) threatened against or affecting any of the Sellers at law or in equity, or before or by any Governmental Authority; and

     (b) none of the Sellers is subject to any order, writ, injunction, judgment, garnishment, levy or decree of any court or any Governmental Authority relating to the Brands.

     3.5. Trademark Rights. Schedule 3.5(a)(i) lists all material Trademark Rights. Except as set forth in Schedule 3.5(a)(ii) and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Sellers own, are licensed or have the right to use the Trademark Rights described in Schedule 3.5(a)(i) free and clear of all liens and encumbrances;
(ii) there are no pending actions or proceedings challenging the validity or ownership of such Trademark Rights or the Sellers' right to use such Trademark Rights; (iii) the Trademark Rights described in Schedule 3.5(a)(i) constitute the material Trademark Rights owned by the Sellers or used by the Sellers in connection with the current operation of the Business; (iv) none of the issued trademark registrations under such Trademark Rights has expired or been canceled and, to the knowledge of Sellers', none is being materially infringed by others;
(v) there are no written licenses or sublicense agreements now in effect regarding the Sellers' use of such Trademark Rights; and (vi) to the knowledge of the Sellers, the Sellers are not materially infringing any U.S. or foreign trademark owned by third parties in the current operation of the Business.

     3.6. No Other Material Intellectual Property. The Assets, together with the rights made available in the Trademark License Agreements, constitute all of the material patents (if any), copyrights (if any) and trademarks and other intellectual property rights used exclusively in connection with the Brands in all material respects.

     3.7. Books and Records. The Books and Records have been maintained in all material respects in accordance with BFC's internal practices and policies and good business practices. Schedule 3.7 hereto contains (i) the Brands' DPCDA statement (the "DPCDA Statement") and related notes for the fiscal year ended December 31, 2000; (ii) a statement setting forth the Inventory (the "Inventory Statement ") and related notes for April 28, 2001; and

(iii) a statement setting forth the liability relating to Sellers' trade promotion programs (including, without limitation, slotting allowances, retailer ads, store display allowances and similar items) related to the Brands and related notes at April 28, 2001 (the "Trade Promotion Statement"). The DPCDA Statement, the Inventory Statement and the Trade Promotion Statement have been prepared from the Books and Records related to the Brands and the DPCDA Statement contains all transactions of the Brands consistent with BFC's internal accounting practices.

     3.8. Finders; Brokers. With the exception of fees and expenses payable to Goldman, Sachs & Co., which shall be BFC's sole responsibility, BFC is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

     3.9. Closing Date Inventory. The Finished Goods Inventory included in the Closing Date Inventory, except for Finished Goods Inventory items which are unsalable or have an expiration date less than one hundred and eighty (180) days from the Closing Date, will be merchantable, usable and salable at customary prices and discounts in the ordinary course of business on the Closing Date.

     3.10. No Liens on Assets. The Assets are free and clear of all liens other than Permitted Liens.

     3.11. Customers. Schedule 3.11 lists certain major customers of the Business and the cumulative sales of the products of the Business to said customers for the periods described thereon. Since January 1, 2001 none of the customers listed on Schedule 3.11 has ceased to do business with BFC and since January 1, 2001 BFC has not received any written notice that any customer listed on Schedule 3.11 intends to terminate its business with BFC. In addition, none of the customers listed on Schedule 3.11 has Materially Reduced (as defined below) its business with BFC. For purposes of this Section 3.11, "Materially Reduced" shall mean that the sales attributed to such customer have decreased in the twelve (12) months ended December 31, 2000 compared to the twelve (12) months ended December 31, 1999 by more than 20%.

     3.12. Preparation of 2001 Annual Business Plan. The 2001 Annual Business Plan delivered to Buyer is based on assumptions that when made were made in good faith by the Sellers. No other express or implied representation is made as to the 2001 Annual Business Plan, including, without limitation, any express or implied representation that the assumptions underlying the 2001 Annual Business Plan are still valid, and under no circumstances shall the failure to achieve the targets set forth in the 2001 Annual Business Plan be considered a breach of this representation.

     3.13. Contracts. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each Contract is valid, binding and enforceable against the applicable Seller; (b) each of the Sellers has performed all obligations under the Contracts required to be performed by it and none of the Sellers has received any claim of default under any Contract;

and (c) BFC does not have knowledge of any breach or anticipated breach by any other party to any Contract. There are no oral contracts or agreements relating to the Brands involving receivables or payments in excess of $100,000.

     3.14. Securities Act Matters. Each of BFC, BFC Investments and BFIC is an "accredited investor" as defined under the Securities Act of 1933, as amended (the "Securities Act"). Each of BFC, BFC Investments and BFIC is acquiring the Shares hereunder solely for investment purposes for its own account and not with a view to resale or distribution except pursuant to an effective registration statement filed under the Securities Act or an applicable exemption from such registration. Each of BFC, BFC Investments and BFIC agrees that it will not directly or indirectly offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit any offer to buy, purchase or otherwise acquire, or to take a pledge of, any such shares) except in compliance with the Securities Act and applicable state securities laws and regulations.

     3.15. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither BFC, nor any other person makes any other express or implied representation or warranty on behalf of BFC, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Assets by Buyer after the Closing.

     3.16. Survival of Representations and Warranties. The representations and warranties of BFC contained in this Agreement shall survive until the date which is eighteen (18) months after the Closing Date; provided that the representation contained in Section 3.12 shall survive only until January 31, 2001 and the representations and warranties contained Sections 3.1, 3.2 and 3.15 shall survive indefinitely. The Buyer shall be entitled to rely on the representations and warranties contained in this Agreement notwithstanding any due diligence investigation by the Buyer. Any claims made with specificity and in writing by a party under Section 8.1(a)(ii) in accordance with the terms of Article VIII prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article VIII.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants that:

     4.1. Due Organization and Power of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     4.2. Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer, and no other action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

     4.3. No Conflict. Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Buyer; (ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of law applicable to Buyer, except for the requirements of the Antitrust Improvements Act, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of BFC or which BFC or any of its affiliates are otherwise required to obtain; (iii) will not violate any provision of the Certificate of Incorporation or Bylaws of Buyer; and (iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound or encumbered.

     4.4. Finders; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     4.5. Financial Capacity. Buyer has at least $30,000,000 of funds on hand or available under committed bank facilities sufficient to contribute to the Purchase Price as contemplated by Article II.

     4.6. Capitalization. Buyer's authorized capital stock consists of (i) 75,000,000 shares of Convertible Class A Common Stock, par value $.001 per share, of which, as of the date hereof, 17,497,699 shares were issued and outstanding, (ii) 25,000,000 shares of Class B Convertible Common Stock, par value $.001 per share (collectively, with the Class A Convertible Common Stock, the "Common Stock"), of which no shares are issued and outstanding and (iii) 10,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and none have been issued in violation of any person's preemptive rights. Except as disclosed in Buyer's Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on May 14, 2001 and for employee stock options issued in the ordinary course of business, there are no outstanding or authorized options, rights warrants, calls convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Buyer is a party or which are binding upon Buyer providing for the issuance or transfer by Buyer of additional shares of capital stock of Buyer.

     4.7. Buyer Common Stock. Each Share, if any, to be issued as contemplated by this Agreement has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of any and all liens and encumbrances, and the issuance of the shares of Stock Consideration will not be in violation of any persons' preemptive rights or any applicable law.

     4.8. SEC Reports. Buyer's forms, reports and documents filed with the SEC (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and contain all material facts with respect to finances, operations and management of Buyer, as of their respective dates and as of the date hereof, and do not omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances in which they were made. Other than as disclosed in Buyer's SEC Reports filed since December 22, 2000 and prior to the date hereof, since December 22, 2000, there has not been any fact, event, change, development, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Buyer (a "Material Adverse Change") or any fact, event, change, development, circumstance or effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

     4.9. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

     4.10. Survival of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall survive until the date which is eighteen (18) months after the Closing Date; provided that the representations and warranties contained in Sections 4.1, 4.2 and 4.9 shall survive indefinitely. The Sellers shall be entitled to rely on the representations and warranties contained in this Article IV notwithstanding any due diligence investigation by the Sellers. Any claims made with specificity and in writing by the Sellers under Section 8.2(a)(i) in accordance with the terms of Article VIII prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article VIII.

                                   ARTICLE V
                                    COVENANTS

     5.1. Access; Information and Records; Confidentiality. (a) During the period commencing on the date hereof and ending on the Closing Date, BFC shall and shall cause the other Sellers to, upon reasonable request and notice, afford to Buyer, its counsel, accountants and other authorized representatives reasonable access during normal business hours, in a manner not disruptive to the Business, to the properties, management and Books and Records of the Business in order that Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the Assets; provided that initial contacts with any member of management regarding agreed-upon issues shall be approved in advance by David Karachuk. For avoidance of doubt, any subsequent contacts by the Buyer with any member of management regarding issues which have been previously discussed with such member of management shall not require advance approval. BFC will cause its officers, employees, accountants and other agents to furnish to Buyer such additional financial and operating data and information with respect to the Brands as Buyer may from time to time reasonably request.

     (b) Buyer will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information of the Sellers in confidence to the extent required by, and in accordance with, the provisions of the letter dated November 27, 2000, between Buyer and BFC.

     5.2. Conduct of the Business Prior to the Closing Date. (a) Except as otherwise contemplated by this Agreement or as set forth in Schedule 5.2, BFC covenants that until the Closing it will, and it will cause the other Sellers to, use all reasonable efforts to continue, in a manner consistent with past practices, to maintain and preserve the value of the Brands and to maintain the ordinary and customary relationships relating to the Brands with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer to and after the Closing Date the value of the Brands, the Assets and the goodwill associated therewith; provided, however, that nothing contained herein shall prevent the sale of BFC or any of its subsidiaries, affiliates or assets (other than the Assets).

     (b) Without limiting the foregoing, except as otherwise contemplated by this Agreement or as set forth in Schedule 5.2 and except to the extent that Buyer consents in writing (which consent will not be unreasonably withheld or delayed), with respect to the Brands, BFC shall, in all material respects:

     (i) continue to conduct marketing, product pricing, promotional and advertising activities in the ordinary course of business consistent with historical practices;

     (ii) maintain its sales force in a manner sufficient to support the commercially reasonable requirements of the Business;

     (iii) continue to purchase and maintain inventories in such quantities and quality as necessary to operate the Business in the ordinary course of business in accordance with the Sellers' historical practice;

     (iv) refrain from shipping finished goods ahead of normally maintained schedules or shipping dates or otherwise accelerating sales in a manner not in the ordinary course of business;

     (v) continue to provide customer service and maintain shelf space and promotional displays in the ordinary course of business;

     (vi) continue to operate the Business in compliance with all applicable local, state and federal laws and regulations;

     (vii) notify Buyer within five (5) business days of any termination or material limitation of, or any materially adverse modification or change in, the business relationship of any Seller with any customer listed on Schedule 3.11;

     (viii) other than in the ordinary course of business, change in any material manner the ownership of the Assets;

     (ix) other than in the ordinary course of business, terminate or decrease the rate of compensation or benefits of, any salesperson responsible for the sale and/or distribution of products within the Business;

     (x) other than in the ordinary course of business, enter into or commit to enter into any material contract, agreement or commitment; or

     (xi) other than in the ordinary course of business, cancel, terminate or materially modify any performance under any material Contract, amend or otherwise modify any of the material terms or take any other action in connection with any material Contract that would materially impair the interests or rights of the Sellers to be transferred to Buyer hereunder.

     5.3. Transition Arrangements. (a) Within fifteen (15) days of the date hereof Buyer will advise the Sellers of its plan to establish its own broker and agent arrangements and during the period commencing on the Closing Date and ending ninety (90) days after the Closing Date, Buyer and the Sellers shall cooperate in order to effectuate an orderly transition.

     (b) Buyer shall provide assistance to BFC to facilitate the collection of BFC's receivables relating to the Business in a manner consistent with Buyer's collection policies and practices.

     5.4. Direct Trade Promotions. Buyer shall honor all obligations for trade promotion programs (including, without limitation, slotting allowances, retailer ads, store display allowances and similar items) in effect on the Closing Date applicable to the Brands in accordance with their respective terms.

     5.5. Antitrust Laws. (a) Each party hereto shall (i) make the filings required of it or any of its affiliates under the Antitrust Improvements Act in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its affiliates from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other Governmental Authority, (iii) cooperate with one another in connection with any filing under applicable Antitrust Improvements Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority and (iv) cause the waiting periods under the Antitrust Improvements Act to terminate or expire at the earliest possible date.

     (b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby.

     5.6. Non-Solicitation. (a) Except as set forth in Schedule 5.6, Buyer will not, from and after the date hereof and for a period of one (1) year following the earlier to occur of the Closing Date or any termination of this Agreement pursuant to Section 9.1, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of BFC or any of the Sellers, to terminate his or her employment with BFC or any of the Sellers, as the case may be; provided that Buyer may take any action which would breach this Section 5.6(a) if Buyer obtains the prior written approval of BFC; and provided, further, that nothing contained herein shall prevent Buyer from employing any person who responds to a general media advertisement or non-directed search inquiry or who makes an unsolicited contact to Buyer for employment. Buyer agrees that any remedy at law for any breach by it of this Section 5.6(a) would be inadequate, and BFC would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 5.6(a) is too broad to permit enforcement of such restriction to its fullest extent, Buyer agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Buyer hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     (b) BFC and its subsidiaries will not, from and after the date hereof and for a period of one (1) year following the earlier to occur of the Closing Date or any termination of this Agreement pursuant to Section 9.1, without the prior written approval of Buyer, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of Buyer or its affiliates to terminate his or her employment with Buyer or such affiliates; provided that BFC may take any action which would breach this Section 5.6(b) if BFC obtains the prior written approval of Buyer and provided, further that nothing contained herein shall prevent BFC from employing any person who responds to a general media advertisement or non-directed search inquiry or who makes an unsolicited contact to BFC for employment. BFC agrees that any remedy at law for any breach by it of this Section 5.6(b) would be inadequate, and Buyer would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on BFC by this Section 5.6(b) is too broad to permit enforcement of such restriction to its fullest extent,

BFC agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and BFC hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     5.7. Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain, in addition to approvals discussed in Section 5.5 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state and local Governmental Authorities and parties to contracts with BFC or any of its subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 5.5 hereof, all registrations and filings that are necessary to be made by such party; (iii) to defend any lawsuits or other legal proceedings against such party, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the other transactions contemplated hereby; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

     5.8. Trademark License Agreements. (a) (i) At the Closing, Borden, Inc. ("Borden" and/or BFC will enter into an agreement substantially in the form of Exhibit C-1 (the "Borden Trademark License Agreement") with Buyer.

     (ii) At the Closing, Buyer will enter into an agreement substantially in the form of Exhibit C-2 (the "R&F Trademark License Agreement") with BFC or the Relevant Transferee.

     (iii) At the Closing, Buyer will enter into an agreement substantially in the form of Exhibit C-3 (the "Mrs. Grass Trademark License Agreement") with BFC Investments or the Relevant Transferee.

     (iv) At the Closing, Buyer will enter into an agreement substantially in the form of Exhibit C-4 (the "Ancillary Trademark License Agreement"; together with the Borden Trademark License Agreement, the R&F Trademark License Agreement, the Mrs. Grass Trademark License Agreement and the Ancillary Trademark License Agreement, the "Trademark License Agreements") with BFC Investments or the Relevant Transferee.

     5.9. Access to Records and Personnel. (a) The parties shall retain the Books and Records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Brands and the Assets in their possession for the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order.

     (b) The parties will allow each other (and Buyer shall allow to Borden) reasonable access to such Books and Records and other documents, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records and other documents, for legitimate business reasons, such as the preparation of financial statements, tax returns or the defense of litigation or tax audits. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which was (i) in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or
(iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

     5.10. Inventory. (a) (i) BFC or the Relevant Transferee shall use reasonable commercial efforts to cause the Closing Date Inventory (organized by UPC Code) to be at least equal to the amount of Inventory by UPC Code which it customarily would have in the ordinary course of business based on past practice and normal customer requirements.

     (ii) If Buyer shall request by written notice to BFC or the Relevant Transferee that Buyer wants to increase the Closing Date Inventory to levels above those customarily maintained in the ordinary course of business, BFC or the Relevant Transferee shall use its reasonable commercial efforts to produce such requested additional Inventory. Any such written notice shall indicate by UPC Code the level to which Buyer desires to increase the Closing Date Inventory. The requirement that BFC and the Relevant Transferee use its reasonable commercial efforts shall be subject to BFC's and the Relevant Transferee's capacity limitations and shall not obligate BFC or the Relevant Transferee to make any expenditure for equipment or to run any shifts for which labor union consent would be required. Buyer agrees, upon the presentation of written substantiation, promptly to reimburse BFC or the Relevant Transferee, as the case may be, for any incremental costs incurred to increase the levels of Closing Date Inventory, including, without limitation, any difference between basic hourly rates and overtime rates for labor and costs of co-packaged product relative to product produced in-house.

     (iii) In the event that this Agreement is terminated without the Closing having occurred other than due to a material breach of this Agreement by the Sellers, Buyer shall pay to BFC or the Relevant Transferee, as the case may be, all warehousing costs related to storing any Inventory that BFC or the Relevant Transferee has produced at the request of Buyer in excess of the amount of Inventory which would be normally available in the ordinary course of business from the date of production to the date of the disposition of such Inventory by BFC or the Relevant Transferee, as the case may be (up to a maximum of six (6) months).

     (iv) At the Closing, BFC or the Relevant Transferee will enter into an agreement substantially in the form of Exhibit D-1 (the "Contract Packaging Agreement") with Buyer providing for the manufacture of pasta products by BFC or the Relevant Transferee from the Facilities.

     (v) At the Closing BFC, together with one or more appropriate subsidiaries of BFC, or the Relevant Transferee will enter into an agreement substantially in the form of D-2 (the "Whole Wheat Packaging Agreement") with Buyer providing for the manufacture of whole wheat pasta products by BFC or the Relevant Transferee from the BFC facility located in Montreal, Quebec, Canada.


     5.11. Post-Closing Identification. Buyer shall ensure that products produced after the Inventory Cutoff and any coupons and other promotional items issued after the Closing Date are distinguishable from products produced prior to the Inventory Cutoff and coupons and other promotional items issued or dropped prior to the Closing Date.

     5.12. "As Is" Condition. Notwithstanding anything herein to the contrary, except as may be expressly represented or warranted herein, Buyer agrees that it shall accept all the Assets in an "As Is" "Where Is" condition at the Closing Date. BFC MAKES NO WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     5.13. Misapplied Deductions. (a) Until the nine-month anniversary of the Closing Date, in the event that customers of the Business bill Buyer or make deductions against Buyer's otherwise valid customer receivables for trade promotion programs (such as slotting allowances, retailer ads, store display allowances and similar items) or with respect to returns (such as for damaged or unsaleable goods) applicable to any of BFC's businesses other than the Business, Buyer will promptly forward such bill and such deductions, with commercially reasonable supporting documentation, to BFC which will, in turn promptly pay all valid claims supported by such documentation; provided, that BFC shall be permitted to assign its obligations under this Section 5.13(a), in whole or in part, to the Relevant Transferee and upon the assumption of the obligations of BFC under this Section 5.13(a) by the Relevant Transferee, BFC shall be relieved of all further obligations and liabilities under this Section.

     (b) Until the nine-month anniversary of the Closing Date, in the event customers of the Business bill BFC or any Relevant Transferee or make deductions against BFC's or any Relevant Transferee's otherwise valid customer receivables for trade promotion programs (such as slotting allowances, retailer ads, store display allowances and similar items) or with respect to returns (such as for damaged or unsaleable goods) applicable to the Business, BFC or such Relevant Transferee will promptly forward such bill and such deductions, with commercially reasonable supporting documentation, to Buyer which will, in turn, promptly pay all valid claims supported by such documentation. Without limiting the foregoing, Buyer hereby assumes the obligations of BFC to any Relevant Transferees with respect to Misapplied Deductions. BFC represents to Buyer that its obligations to Relevant Transferees with respect to Misapplied Deductions is or shall be consistent with its obligations to Buyer under this Section 5.13.

     (c) All payments required to be made under Section 5.13(a) or 5.13(b) shall be made as soon as practicable after the fifteenth day and the thirtieth day of each month.

     5.14. Services Agreement. On the Closing Date, Buyer and BFC shall execute and deliver an agreement, substantially in the form attached hereto as Exhibit E (the "Services Agreement").

     5.15. No Sale Negotiations. Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, BFC shall not, shall cause its subsidiaries, affiliates and each of its affiliates' directors, officers, employees not to and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, other than with Buyer, (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers (whether initiated by BFC or otherwise) with respect to the acquisition of all or a material portion of the Brands and Assets (a "Potential Transaction") from any party or (ii) have any discussion with, enter into negotiations with respect to, or provide information to any other party in connection with a Potential Transaction.

     5.16. Reporting Requirements. Each of the Sellers and Buyer shall notify and keep the other parties hereto advised as to (a) any litigation or administrative proceeding pending and known to such party that challenges this Agreement or the transactions contemplated hereby or seeks to prevent the consummation of any of the transactions contemplated by this Agreement and (b) any event or circumstance which such party believes would result in the failure to satisfy any of the conditions set forth in Section 6.1 and 6.2 (in the case of the Buyer) or Section 6.1 and 6.3 (in the case of the Sellers) or would materially interfere with or delay the consummation of any of the transactions contemplated hereby.

     5.17. Financing. Buyer shall use its reasonable best efforts to obtain the debt financing necessary to pay the entire Purchase Price in cash.

                                   ARTICLE VI
                                   CONDITIONS

     6.1. Conditions Precedent to Obligations of Buyer and the Sellers. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Purchase or the transfer to Buyer by the Sellers of any Assets, except for the transfer of any Assets the failure of which to transfer would not, individually or in the aggregate, be material to the value of the Brands taken as a whole; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

     (b) Regulatory Authorizations. All consents, approvals, authorizations and orders of federal and state governmental and regulatory authorities as are necessary in connection with the transfer of the Assets to Buyer or which if not obtained would be reasonably likely to subject Buyer or any Seller, or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained, except for Required Consents the failure of which to obtain, individually or in the aggregate, are not material to the value of the Brands taken as a whole and the failure of which to obtain would not subject Buyer or any Seller, or any officer, director, or agent of any such person to civil or criminal liability; provided that for purposes of this Section 6.1(b) applicable waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

     (c) Expiration of the Antitrust Improvements Act Waiting Period. The waiting period (and any extension thereof) under the Antitrust Improvements Act shall have expired or shall have been terminated.

     (d) Pending Litigation. No action, suit or proceeding brought by any Governmental Authority or body of competent jurisdiction shall be pending before any court of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     6.2. Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

     (a) Accuracy of Buyer's Representations and Warranties; Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and BFC shall have received a certificate signed by an officer of Buyer to such effect; provided, that this
Section 6.2(a) shall not apply with respect to the representations and warranties set forth in Sections 4.6, 4.7 and 4.8 if no Stock Consideration is being issued as part of the Purchase Price;

     (b) Services Agreement. Buyer shall have executed and delivered to BFC the Services Agreement;

     (c) Assumption Agreement. Buyer shall have executed and delivered to BFC an undertaking (the "Assumption Agreement") substantially in the form of Exhibit F pursuant to which Buyer agrees to assume all Assumed Liabilities;

     (d) Contract Packaging Agreements. Buyer shall have executed and delivered to BFC or the Relevant Transferee, as applicable, the Contract Packaging Agreement and the Whole Wheat Packaging Agreement;

     (e) Exemption Certificates. Buyer shall have executed and delivered to BFC all certificates required by all relevant taxing authorities that are necessary to support any exemption from the imposition of any sales or similar tax on the transfer of the Assets; and

     (f) Trademark License Agreements. Buyer shall have executed and delivered to Borden, BFC or the Relevant Transferee, as the case may be, each of the applicable Trademark License Agreements.

     6.3. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

     (a) Accuracy of Representations and Warranties of BFC; Covenants of BFC. The representations and warranties of BFC contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of BFC set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; BFC shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and Buyer shall have received a certificate signed by an officer of BFC to such effect;

     (b) Services Agreement. BFC or the Relevant Transferee shall have executed and delivered to Buyer the Services Agreement;

     (c) Trademark License Agreements. Borden, BFC and/or the Relevant Transferee, as the case may be, shall have executed and delivered to Buyer each of the applicable Trademark License Agreements;

     (d) Bill of Sale and Assignment. BFC shall have executed and delivered to Buyer a bill of sale and assignment, substantially in the form of Exhibit G hereto;

     (e) Contract Packaging Agreements. BFC or the Relevant Transferee, as applicable, shall have executed and delivered to Buyer the Contract Packaging Agreement and the Whole Wheat Packaging Agreement;

     (f) Intangible Property Assignment. For recording purposes, BFC, BFC Investments and BFIC shall each have executed and delivered to Buyer an agreement, substantially in the form of Exhibit H hereto, assigning its respective rights to the intangible property set forth in Section 1.2; and

     (g) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

                                   ARTICLE VII
                                     CLOSING

     7.1. Closing Date. (a) Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article IX hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on the fifth business day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof (the "Closing Date") at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY 10017, unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date.

     7.2. Buyer Deliveries. At the Closing, Buyer shall deliver (i) the BFC Purchase Price, the BFC Investments and BFIC Purchase Price and the Cost of Closing Date Inventory as provided in Section 2.1, (ii) the documents described in Section 6.2 hereof and (iii) such other documents and instruments as counsel for Buyer and BFC mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.3. Seller Deliveries. At the Closing, the Sellers shall deliver or cause one or more of their respective affiliates to deliver (i) the documents described in Section 6.3 hereof and (ii) such other documents and instruments as counsel for Buyer and BFC mutually agree to be reasonably necessary to consummate the transactions described herein.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1. Indemnification by the Sellers. (a) The Sellers shall defend, indemnify and hold Buyer and its present and future affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys' fees but excluding lost profits, consequential, punitive, special or indirect damages, incurred directly by Buyer and its affiliates (hereinafter "Buyer Losses") (i) which arise out of the ownership, operation or use of any of the Excluded Assets or Excluded Liabilities or the satisfaction of any Permitted Liens, (ii) which are directly related to any Covered Product Recalls or (iii) subject to Section 3.16, any breach of the representations, warranties and covenants contained herein (reading such representations and warranties without regard to any materiality qualifiers (including "Material Adverse Effect") contained therein, but such representations and warranties shall not be read to exclude dollar thresholds contained therein). Buyer shall give the Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Article, together with the estimated amount of such claim for the representation, warranty and/or covenant that has been alleged to have been breached, and the Sellers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer's written notice; provided, however, that the Sellers' counsel shall be reasonably satisfactory to Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in any such defense assumed by the Sellers, it may do so at its sole cost and expense. If the Sellers decline to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel. None of the Sellers, on one hand, or the Buyer, on the other hand, shall, without the prior written consent of the other, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

     (b) Other than with respect to losses described in Section 8.1(a)(ii), the Sellers shall not have any obligation under clause (iii) of Section 8.1(a) to indemnify Buyer and its affiliates from and against any Buyer Losses caused by the breach of any representation or warranty or covenant of the Sellers (i) unless the Buyer Losses suffered in respect of each single or related occurrence of a breach of any such representation or warranty for which Buyer seeks indemnity shall be equal to or greater than $25,000 and (ii) until Buyer and its affiliates have suffered Buyer Losses for which Buyer is entitled to be indemnified for the breach of any such representation and warranty, in excess of $600,000 in the aggregate (after which point the Sellers will only be obligated to indemnify Buyer and its affiliates for the amount of Buyer Losses in excess of the $600,000 deductible). Notwithstanding the foregoing, the liability of the Sellers to indemnify Buyer and its affiliates under clauses (ii) and (iii) of
Section 8.1(a) shall not exceed 33% of the Purchase Price.

     (c) Following the Closing, the indemnity provided in this Section 8.1 shall be the sole and exclusive remedy of Buyer and its affiliates against the Sellers at law or equity for any breach of a representation or warranty (except in the case of fraud).

     8.2. Indemnification by Buyer. (a) Buyer shall defend, indemnify and hold the Sellers and their respective present and future affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees but excluding lost profits, consequential, punitive, special or indirect damages, incurred directly by the Sellers and their respective affiliates (hereinafter "Sellers Losses"; together with Buyer Losses, "Losses") arising out of (i) subject to Section 4.9, any breach of any of the representations, warranties and covenants of Buyer contained herein (reading such representations and warranties (other than those representations and warranties set forth in Section 4.8) without regard to any materiality qualifiers contained therein), (ii) the ownership, operation or use of the Assets on or after the Closing Date or (iii) the Assumed Liabilities (other than Covered Product Recalls). The Sellers shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this

Article, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Sellers within sixty (60) days of receipt of the Sellers' written notice; provided, however, that Buyer's counsel shall be reasonably satisfactory to the Sellers. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If the Sellers desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by the Sellers or their respective affiliates, including reasonable fees and disbursements of counsel. None of the Sellers, on one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

     (b)Buyer shall not have any obligation under clause (i) of Section 8.2(a) to indemnify the Sellers and their respective affiliates from and against any Sellers Losses caused by the breach of any representation, warranty or covenant of Buyer (i) unless the Sellers Losses suffered in respect of each single or related occurrence of a breach of any such representation or warranty for which Sellers seek indemnity shall be equal to or greater than $25,000 and (ii) until the Sellers and their respective affiliates have suffered Sellers Losses for which the Sellers are entitled to be indemnified for the breach of any such representation and warranty, in excess of $600,000 in the aggregate (after which point Buyer will only be obligated to indemnify the Sellers and their respective affiliates for the amount of Sellers Losses in excess of the $600,000 deductible). Notwithstanding the foregoing, the liability of Buyer to indemnify the Sellers and their respective affiliates under clause (i) of Section 8.2(a) shall not exceed 33% of the Purchase Price.

     (c) Following the Closing, the indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Sellers and their respective affiliates against Buyer at law or equity for any breach of a representation or warranty (except in the case of fraud).

     8.3. Indemnification Calculations. (a) The amount of any Sellers Losses or Buyer Losses for which indemnification is provided under this Article VIII shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If the amount with respect to which any claim is made under this Article VIII (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment.

For purposes of this Section 8.3, a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority and taking into account the extent, if any, to which the indemnification payment must under applicable law be treated other than as an adjustment to the Purchase Price. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this Section 8.3, a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.3. The amount of the refunded reduction or payment shall be deemed a payment under this Section 8.3 and thus shall be paid subject to any applicable reductions under this Section 8.3.

     (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                                   ARTICLE IX
                                   TERMINATION

     9.1. Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

     (a) by mutual consent of the parties hereto;

     (b) by any party by notice to the other party if the Closing shall not have been consummated on or before September 30, 2001, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach hereunder.

     9.2. Effect of Termination. In the event of any termination of the Agreement as provided in Section 9.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or the Sellers, except that (i) the obligations of Buyer and BFC under Sections 5.1, 5.6, 5.10(ii) and 11.6 of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for breach of this Agreement.

                                   ARTICLE X
                         ALTERNATIVE DISPUTE RESOLUTION

     10.1. Alternative Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party(ies) written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's original notice, or if the parties fail to meet within twenty
(20) days, either party may initiate legal proceedings to resolve the controversy or claim. If a party's negotiator intends to be accompanied at a meeting by an attorney, the other party's negotiator shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                                   ARTICLE XI
                     MISCELLANEOUS AGREEMENTS OF THE PARTIES

     11.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or telecopy, as follows:

            If to Buyer:         American Italian Pasta Company
                                 4100 North Mulberry, Suite 200
                                 Kansas City, Missouri  64116
                                 Attn:  President and Chief Executive Officer
                                 Fax:  816-584-5302
                                 and
                                 Attn:  Chief Financial Officer
                                 Fax:  816-584-5736

            With a copy to:      Blackwell Sanders Peper Martin LLP
                                 2300 Main Street, Suite 1000
                                 Kansas City, Missouri  64108
                                 Attn:  James M. Ash
                                 Fax:  816-983-8080

            If to BFC:           Nancy G. Brown
                                 Vice President and General Counsel
                                 Borden Foods Corporation
                                 180 East Broad Street
                                 Columbus, Ohio  43215
                                 Fax:  614-225-4420
            With a copy to:      William F. Stoll, Jr., Esq.
                                 Senior Vice President and General Counsel
                                  Borden, Inc.
                                 180 East Broad Street
                                 Columbus, OH 43215
                                 Fax:  614-627-8374

                                             and

                                 David J. Sorkin, Esq.
                                 Marni J. Lerner, Esq.
                                 Simpson Thacher & Bartlett
                                 425 Lexington Avenue
                                 New York, NY 10017
                                 Telecopy:  212-455-2502
            If to Borden:        To it at the address set forth above, with a
                                 copy to Simpson Thacher & Bartlett at the address set forth above.

or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

     11.2. Bulk Transfers. Buyer waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with this sale of assets and the Sellers agree to indemnify Buyer for any costs incurred by Buyer related to noncompliance with any bulk transfer laws in respect of the contemplated transactions.

     11.3. Transaction Taxes. Buyer shall be responsible for the payment of all sales and transfer taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and to the extent any exemptions from such taxes are available Buyer and BFC shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

     11.4. Further Assurances; Asset Returns. Upon request from time to time, BFC shall execute or cause the other Sellers to execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyer shall reimburse the Sellers for all out-of-pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of BFC that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Brands, Buyer agrees to promptly return such assets to BFC at BFC's expense.

     11.5. Other Covenants. To the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the Closing Date this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (i) BFC and Buyer shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (ii) if in the reasonable judgment of Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for Buyer the benefits under any such Assets.

     11.6. Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly provided herein, BFC and Buyer shall each pay their respective fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement.

     11.7. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     11.8. No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the provisions of Sections 5.8, 5.10, 5.13, 11.8 and 11.18 shall inure to the benefit of the Relevant Transferee and any of its transferees.

     11.9. Possible Adjustment to Purchase Price (a) If and only if it is required by the FTC or the Antitrust Division in order to permit the consummation of the Purchase by September 30, 2001, Buyer shall agree to purchase fewer Brands than otherwise contemplated by this Agreement; provided that neither party hereto shall be required to consummate the Purchase if more than 20.5 million Pasta Pounds are attributable to the Brands that Buyer may not purchase pursuant to a requirement of the FTC or the Antitrust Division. If fewer Brands are transferred to Buyer pursuant to this Section 11.9 than as otherwise initially contemplated by this Agreement, the Purchase Price shall be reduced by $5.60 per $1.00 of DPCDA attributable to the Brands not transferred for the year ended December 31, 2000; provided, that if the number of Pasta Pounds attributable to such Brands exceeds 14.9 million, the Purchase Price shall be reduced by $8.40 per $1.00 of DPCDA attributable to such Brands. Schedule 11.9 sets forth the number of Pasta Pounds and DPCDA attributable to each of the Brands. Each of the parties hereto agrees to execute and deliver all documents (including amendments to this Agreement and the other agreements contemplated hereby) and do all other acts that may be reasonably necessary or desirable to give effect to this adjustment of the Purchase Price and the transfer of the Brands in a manner consistent with the other agreements set forth herein. All Brands not transferred to Buyer pursuant to this Section 11.9 shall remain the sole property of the Sellers.

     (b) Notwithstanding anything in this Agreement to the contrary, the parties will use reasonable best efforts to satisfy the conditions set forth in Section 6.1(b) and Section 6.1(c) and to effect the actions required by Section 5.5 and
Section 5.7 of this Agreement without taking the actions contemplated in Section 11.9(a) or, if the conditions set forth in Section 6.1(b) or Section 6.1(c) cannot be satisfied without taking the actions contemplated by Section 11.9(a), by minimizing the extent to which the actions contemplated by Section 11.9(a) must be taken.

     11.10. Assignability. Except as expressly set forth in this Agreement, this Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided that Buyer may, without the prior written consent of BFC, assign all of its rights to a direct or indirect wholly owned subsidiary of Buyer; provided that, notwithstanding any such assignment, Buyer shall remain liable to perform all of its obligations hereunder, including without limitation the obligations to fund the full amount of the Purchase Price.

     11.11. Amendment and Modification; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

     11.12. Public Announcements. Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party. Prior to issuing a press release or other public announcement required by law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and BFC shall consult with each other and each party shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and BFC shall agree on the form of such press release or other public announcement.

     11.13. Schedules and Exhibits. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     11.14. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.15. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     11.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     11.17. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

     11.18. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

     11.19. Certain Definitions. For purposes of this Agreement, the term:

     (i) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (ii) "Borden Marks" means any trademarks, service marks, trade names, logos, brand names, trade dress, domain names or other source indicators of BFC, BFC Investments or BFIC and their respective affiliates incorporating the word "Borden" or "Elsie" or the cow head design or used in the continuing business of Borden and any translations, adaptations, derivations or combinations thereof or any goodwill associated therewith.

     (iii) "Covered Product Recalls" means a recall of products manufactured by the Sellers prior to the Closing Date that is made by order of a Governmental Authority or at the request of a customer that is made as a result of such products being adulterated or infested by vermin or because of a reasonable concern for the health and safety of the public that occurs within twelve (12) months after the Closing Date and that results in Buyer Losses with respect to the Brands of $500,000 or greater.

     (iv) "Customer Lists" means all lists of current and past customers of the Business, including those set forth on Schedule 1.2(a)(i)(A) which lists all "bill-to" and "ship-to" purchasers for the period January 1, 2000 to May 1, 2001, and copies and, if available, electronic versions of all related files and data;

     (v) "DPCDA" means, with respect to any Brands, revenues attributable to such Brands less, to the extent they are attributable to such assets, the following: discounts and allowances, plant-level cost of goods sold (excluding depreciation), transportation and warehousing, trade promotions, advertising and consumer promotions, sales commissions, brand management expenses and other direct Brand costs, in certain cases allocated to such assets consistent with BFC's internal reporting policies.

     (vi) "Governmental Authority" means any federal, state, local or foreign governmental or regulatory or administrative department, court, commission, board, bureau, agency, authority, or instrumentality;

     (vii) "Misapplied Deductions" means bills or deductions made against a Relevant Transferee's otherwise valid customer receivables for trade promotion programs (such as slotting allowances, retailer ads, store display allowances and similar items) or with respect to returns (such as for damaged or unsaleable goods) applicable to the Business and submitted to Buyer by a Relevant Transferee for payment or reimbursement;

     (viii) "Permitted Liens" means the following: (A) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; and (B) other liens, charges or other encumbrances which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (ix) "person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (x) "Relevant Transferee" means, with respect to any rights or obligations under this Agreement, the person (or persons) who has (or have) purchased the assets or assumed the liabilities related to such rights or obligations from BFC, BFC Investments or BFIC, as the case may be;

     (xi) "subsidiary" or "subsidiaries" of Buyer, BFC or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer, BFC or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

     (xii) "the knowledge of" or "the best knowledge of" a party hereto when modifying any representation and warranty shall mean that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that:

     (A) such party has made appropriate investigations and inquiries of its officers and responsible employees; and

     (B) nothing has come to its attention in the course of such investigation and inquiries or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct in all material respects.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    BORDEN FOODS CORPORATION


                                    By:    /s/ Peter M. Dunn
                                          -----------------------------------
                                          Name: Peter M. Dunn
                                          Title:


                                    BFC INVESTMENTS, L.P.


                                    By:    /s/ Alyssa A. Anton
                                          -----------------------------------
                                          Name: Alyssa A. Anton
                                          Title:


                                    BF FOODS INTERNATIONAL CORPORATION


                                    By:    /s/ Alyssa A. Anton
                                          -----------------------------------
                                          Name:  Alyssa A. Anton
                                          Title:


                                    AMERICAN ITALIAN PASTA COMPANY


                                    By:     /s/ David E. Watson
                                          -----------------------------------
                                          Name: David E. Watson
                                          Title:

                                                                       Exhibit A

                                Cost of Inventory
Cost of Finished Goods

"Cost" is defined as the sum for all Finished Goods Inventory of the result for each product of (i) the quantity of such product multiplied by (ii) the Product Cost of such product.

"Product Cost" is defined as (i) BFC's standard cost of a product including, without limitation, raw materials, packaging materials, inbound freight, co-packer tolling charges, direct labor, and variable and fixed manufacturing costs; and (ii) a per-pound amount representing an allocation for primary freight, defined as the cost of moving product from a plant to a distribution warehouse, and purchasing and manufacturing variances other than variances based on volume pursuant to the subsequent paragraph (the "Freight & Variance Amount").

The Freight & Variance Amount will be calculated by dividing (x) the sum of primary-freight expense and purchasing and manufacturing-related variances (other than volume variances) incurred over the inventory turn period ending on the last day of the latest fiscal month prior to the Closing Date for which such information is available (the "Measurement Date") by (y) pounds of finished goods inventory for BFC's entire pasta and noodles business as of the Measurement Date. Consistent with current practice, inventory turns are calculated as the average month-end inventory in pounds of the prior thirteen
(13) months divided by the average of monthly sales volume in pounds for the prior twelve (12) months.

Cost and Product Cost shall be determined in accordance with generally accepted accounting principles and practices (except as to the above-noted exclusion of variances based on volume) and the methods used in the preparing the Inventory Statement, consistently applied.

Cost of Packaging Materials

"Cost" is defined as the carrying costs for Inventory of packaging materials as determined in accordance with generally accepted accounting principles and practices and the methods used in preparing the Inventory Statement, consistently applied.

                                                                       Exhibit B

             Terms and Conditions Related to Stock Consideration


     1. Sale upon Registration. Buyer, within twenty (20) days after Closing, shall register all (but not less than all) of the Shares by filing and having declared effective a Form S-3 registration statement (or successor registration form adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Buyer with the SEC) and shall immediately provide evidence of the same to Sellers. Sellers shall cooperate with Buyer in making such a registration and all reasonable qualifications and compliance requested by Buyer as would permit or facilitate the sale and distribution of the Shares. Buyer shall bear all expenses incurred by Buyer or Sellers in making such registration, including, without limitation, all SEC and NYSE registration and filing fees, printing expenses, fees and disbursements of counsel for Buyer, and blue sky fees and expenses. In addition, Buyer and Sellers agree to enter into such further agreements as are reasonable and customary to effect the provisions of this Exhibit B.

     2. Put Rights. For a period of six (6) months from and after the Closing Date or, if later, six (6) months after the effective date of the registration statement discussed above, Sellers may sell the Shares at market price ("Sold Shares"). On the six-month anniversary of the Closing Date, Sellers may put all Shares then remaining in its ownership, if any, ("Put Shares") to the Buyer. Buyer shall, within ten (10) days thereafter, pay to BFC against delivery of the Shares an amount equal to the Average Buyer Price times 1.0275 for each Put Share.

     3. Adjustment of Prices. The stock prices relevant to either party's options or rights in this Schedule shall be adjusted as appropriate to account for any recapitalization of the Buyer, including stock splits, reverse stock splits, and stock dividends, to preserve the parties contemplated economic rights.